Exhibit 10.24

[stamp:] SKKW Sp. z o.o.

ul. Miałki Szlak 52, 80-717 Gdańsk

REGON [Business Statistical Number]220403407 NIP [Tax Identification No.] 583-299-78-45

tel. 058 305 37 16

LEASE AGREEMENT

concluded in Gdansk on 1 April 2016

between:

SKKW sp. z o.o., with its registered office in Gdańsk /post code: 80-717/ ul. Miałki Szlak 52, registered in the National Court Register under KRS number 0000289558, NIP [Tax ID No.]: 5832997845, Regon [Business Statistical No.]: 220483407, share capital: PLN 14,000,000.00, represented by:

Krzysztof Słodkowski – Member of the Management Board,

Krzysztof Wilski – Member of the Management Board,

hereinafter referred to as the Lessor,

and

Achilles Polska sp. z o.o., with its registered office in Cedry Wielkie /post code: 83-020/ ul. M. Płazynskiego 6 registered in the National Court Register under KRS number 0000000662, NIP [Tax ID No.]: 5832715203, Regon [Business Statistical No.]: 192499708, share capital: PLN 2,280,000.00, represented by:

Maciej Sosnierz – Member of the Management Board,

hereinafter referred to as the Lessee.

§ 1

1.	The Lessor declares that it is the owner of the plots: no. 199 with an area of 17,302 m2 and plot no. 202/4 with an area of 4,626 m2, included in the property located in Gdańsk /post code: 80-717/ at ul. Miałki Szlak 52, hereinafter referred to as the “Property”. For the above plots,the Gdańsk-Polnoc District Court in Gdańsk keeps the land and mortgage register No. KW GD1G/00013150/3.

2.	The Lessor declares that on the specified Property it obtained a permit to use the facility under the name of warehouse and production hall D, implemented as part of the construction of the second stage of the warehouse and wholesale complex, hereinafter referred to as the “Complex”. The Property Development Plan constitutes Appendix no. 1 to this Agreement.

3.	Appendix no. 1 is for informational purposes only. The Lessor may make any changes to it and the Lessee shall not be entitled to any claims under this title. The Lessee acknowledges and agrees that the Lessor shall make changes to the Complex, both during the construction and during its operation. In particular, the Lessor may, in the common interest, make changes to such parts of the Complex, such as changing internal roads, parking locations, foundations of technical infrastructure elements, etc. The above changes may not hinder the Lessee’s access to the Subject of the Lease.

4.	The Lessor shall not be liable for any difficulties in accessing the Complex, interruption or permanent, in this regard, failures of access road signaling to the Complex.

§ 2

1.	The Lessor shall hand over, and the Lessee shall lease, the following areas in Hall E: 1.1. Storage area:

▪	1,434.00 m2,

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1.2.	office and social space:

▪	247.00 m2.

The total leasable area will be 1,681.00 m2 and is marked on the ground floor plan of hall D, as Module nos. 4, 5, 6, 7 and 8. This projection constitutes Appendix no. 2 to this Agreement. The area shall be hereinafter referred to as the “Subject of the Lease”. The final size of the lease area will be determined in the handover and acceptance protocol, on the basis of the as-built measurement, while the office and social area will be determined as the total built-up area of the rooms in question

2.	The Subject of the Lease shall be handed over to the Lessee in accordance with the Agreement between the Parties:

-	the development plan for the Subject of the Lease

-	specification of the standard for the furnishing of rooms,

which together constitute Appendix no. 3 to this Agreement. All other works, not included in Appendix no. 3, and therefore the obligation to obtain appropriate permits, shall be limited to the Lessee.

3.	As part of the preparation of the Subject of the Lease for use, the Parties to this Agreement determine the value of the works to be carried out by the Lessor and the Lessee, in the amount of PLN 150,000.00 net (in words: one hundred and fifty thousand zlotys zero groszy) plus the annual VAT.

4.	50% of the advance specified in point 3 of this paragraph, the gross amount (including VAT), the Lessee shall pay to the Lessor’s account on the first business day following the date of signing this Agreement.

5.	The Lessee shall pay the remaining part of the amount referred to in the preceding point to the Lessor’s account on the first business day following the date of preparation of the handover and acceptance protocol, specified in § 3 point 5 of this Agreement.

6.	The Subject of the Lease shall be used by the Lessee exclusively for the purposes of production and storage of semi-finished products for the printing and packaging industry, subject to the conditions specified by the relevant provisions of law and the provisions of this Agreement. Obtaining any relevant permits to conduct a specific type of rental activity, their extensions, as well as the consequences of the lack of such permits, are solely the Lessee’s responsibility.

7.	The Lessee declares that its activities will be in accordance with the currently applicable, regulations and legal standards in the field of environmental protection and that, in connection with this, the Lessee shall bear criminal, administrative and fiscal liability for failure to comply with them.

§ 3

1.	The Lessor shall pass the Subject of the Lease to the Lessee, specified by § 2 point 1 of this Agreement, by June 15, 2016, provided that the signing of this Agreement takes place by April 1, 2016, and the date of crediting of the Lessor’s account with the guarantee deposit and the amount of the advance payment referred to in § 2 point 4 of this Agreement, will be on April 4, 2016.

2.	In the event that the Parties agree on the need to introduce additional changes to the Subject of the Lease, in addition to those specified in Appendix no. 3, the Lessor – independent of other rights – may change the date specified by point 1 of this paragraph, for the time necessary to introduce these changes to the designs and to carry out additional works.

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3.	The Lessor, after prior agreement with the Lessee, shall inform the Lessee in writing – in the form of electronic correspondence, sent to m.sosnierz@achilles.pl – about the date of handing over the Subject of the Lease, seven days in advance.

4.	The Lessor declares that on the day of transfer, the Subject of the Lease shall not be the subject of such rights or claims of third parties that would prevent the Lessee from using it in accordance with this Agreement.

5.	The handover of the Subject of the Lease by the Lessor to the Lessee shall take place on the basis of the handover and acceptance protocol signed by both Parties, which will determine the condition and completion of the Subject of the Lease and which will constitute an integral part of this Agreement. In the event that the Lessee fails to submit or refuses to accept the Subject of the Lease, the Lessor shall have the right to draw up a unilateral protocol of handing over the Lease, which shall have the same effects as the handover protocol signed by both Parties to this Agreement.

6.	Defects that will not prevent or significantly hinder the use of the Subject of the Lease for the purposes specified in § 2 point 3, do not constitute the basis for refusal to accept the Subject of the Lease. The Lessor will promptly proceed with the removal of any defects.

7.	The Lease Agreement is valid from the date of its conclusion, while the lease period is five years, counting from the date of handing over the Subject of the lease, with the possibility of its further extension, for subsequent two-year lease periods.

§ 4

1.	After handing over the Subject of the Lease, not later, the Lessee shall pay the Lessor a monthly rent in the following amount:

1.1.	for the rooms specified in § 2 point 1.1. the rate of PLN 12.00 for 1 m2 of the leased area;

1.2.	for the rooms specified in § 2 point 1.2. the rate of PLN 28.00 for 1 m2 of the leased area.

The monthly amount of the rent will be the product of the above specified rates and the surface area specified in § 2 point 1.1 of this Agreement. The rent will be charged no later than from July 1, 2016.

2.	The rent, increased by the applicable value added tax (VAT) rate, shall be paid by the Lessee on a monthly basis until the 10th day of each month for the current month, on the basis of invoices issued by the Lessor. Invoices will be issued and delivered to the Lessee by the 6th day of each month. The Lessee has agreed to deliver these invoices to persons active in the Subject of the Lease.

3.	The Parties to this Agreement agree that the amount of the monthly rent specified in point1 of this paragraph, may be indexed once a year (at the beginning of the calendar year) according to the consumer price index published in the “Monitor Polski” for the previous year. In the case of a negative value of the above-mentioned index, the amount of rent will be maintained at the level of the previous year. A change in the amount of rent made on the basis of the provisions of this point does not constitute an amendment to the Agreement and does not require compliance with the procedure provided for by § 16 point 2 of this Agreement.

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§ 5

1.	During the lease period, regardless of the rent and other remuneration resulting from the provisions of this Agreement, the Lessee shall pay to the Lessor monthly remuneration in respect of:

1.1.	supplied media, i.e. electricity, heat, water and discharged sewage;

1.2.	other costs related to the maintenance and operation of the Subject of the Lease and the Complex, hereinafter referred to as the “Service charge” in the lump sum determined at the rate of PLN 6.00 for 1 m2 of the leased area. The Service charge will be charged from the date specified in § 4 point 1 of this Agreement and indexed in the manner specified by § 4 point 3 of this Agreement, under the conditions and in the manner specified therein.

2.	The fees referred to in point 1.2. of this paragraph cover the costs related to the insurance of buildings from road accidents, protection of the entire area (without uninterrupted supervision of the premises rented by the Lessee), property tax, maintenance and servicing of heating nodes, rainwater pumping stations and transformer stations and switchgear, servicing and repair of the fire protection system and external monitoring as well as gravity ventilation and external gates, cleaning and clearing of snow from the Property, maintenance and conservation of green areas, costs related to horizontal and vertical signage of the Property.

3.	If the costs related to the maintenance and operation of the Subject of the Lease or the Property increase significantly due to the increase or imposition of new public burdens related to the Property, the Lessor shall be entitled to increase the monthly amount of the Service charge in proportion to the increased large public burdens per square meter of the area of the Subject of the Lease. An increase in the Service charge in such a case does not constitute an amendment to the Agreement and does not require an annex to the Agreement. The Lessor will be obliged to demonstrate the legitimacy of the increase.

4.	Fees for the utilities used will be charged from the date of handing over the Subject of the Lease, according to the indications of the meters measuring the Subject of the Lease. These meters will be secured by the Lessor’s representative, and their indications will be reliable for charging the Lessee for the media used. The meter reading will be made by the Lessor at the end of the month.

5.	Fees for water and sewage disposal will be charged according to the rates applicable in the entity that will provide the above-mentioned services in the above scope of services for the Complex.

6.	Fees for electricity will be calculated according to the rules applied by the entity that will deal with the delivery of this medium and its transmission to the Complex.

7.	Fees for heat energy will be calculated according to the percentage share of each submeter measuring this medium in the total value of the service, as evidenced by the entity dealing with the supply and transmission of the heat carrier to hall D. The average percentage share of the above-mentioned sub-meter in the consumption of thermal energy in the heating season by hall D, will be the Lessee’s share in the fixed fees charged by the supplier of thermal energy for hall D, outside the heating season.

8.	The Service charge will be charged on the same terms as the rental fee, while the fees for the utilities provided will be paid by the Lessee monthly – for the previous month – based on VAT invoices issued by the Lessor, within 14 days from the date of delivery of the invoice. The Lessee agrees to deliver these invoices to persons active in the Subject of the Lease.

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9.	The use of telecommunications services by the Lessee, equipment of the Subject of the Lease, individual protection of the Subject of the Lease, access control devices to the Subject of the Lease, industrial television in the Subject of the Lease, alarm installation, sound system installation, installation of structural wiring (IT and telecommunications network), additional equipment of the Subject of the Lease related to health and safety and fire protection adequate to the conducted business activity and their maintenance require the prior written consent of the Lessor and will be carried out at the expense and risk of the Lessee, on the basis of an individual agreement signed by the Lessee with a competent external service provider. The Lessee is obliged to maintain these devices and installations in a proper condition.

§ 6

1.	The Lessor is entitled to charge statutory interest in the event of the Lessee defaulting on the payments provided for in this Agreement.

2.	In the event of non-payment by the Lessee, within the prescribed period of rent and other charges and generally in the event that any amounts due by the Lessee to the Lessor have not been paid, regardless of other instruction of the Lessee in this respect, the Lessor has the right to credit the payment received from the Lessee in the following order of priority

2.1.	the costs of enforcement and appropriate procedures;

2.2.	repair of damage;

2.3.	interest for payments made;

2.4.	contractual penalties;

2.5.	deposit, replenishment of the deposit, rent or compensation claims for non-contractual presence in the Subject of the Lease;

2.6.	fees for provided utilities;

2.7.	operating fees

2.8.	rent.

3.	The Lessee is not entitled to deduct the Lessor’s claim for rent or other fees from any counterclaim without the consent of the Lessor, nor to reduce or suspend the amount due under this title.

4.	The Parties declare that they are VAT payers:

-	Lessee’s identification number: 5832715203,

-	Lessor’s identification number: 5832997845.

§ 7

1.	In order to secure the Lessor’s claims against the Lessee resulting from the provisions of this Agreement, a monetary deposit in the amount of PLN 42,000.00 is established (in words: forty-two thousand zlotys zero groszy).

2.	If, at any time during the term of this Agreement, the Lessee fails to pay the due amounts for the rent or other fees, the Lessor may use the above deposit to secure its claims. The Lessor has the right to use the above deposit to satisfy its claims, if it terminates this Agreement, and also in the event of termination of the Agreement, if on the day of this event there will be or will arise later – related to the Agreement – due and unsatisfied receivables of the Lessor towards the Lessee The amount of the Lessee’s maximum liability indicated in the amount of the deposit does not constitute the limit of the Lessor’s claims against the Lessee.

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3.	In the event that the Lessor uses the deposit in a manner consistent with the Agreement, then the Lessee shall, at the latest within a month, restore the security in the form of a monetary deposit to the amount required by the Agreement.

4.	The deposit will be returned to the Lessee in a nominal amount, less any claims of the Lessor resulting from the provisions of this Agreement, within 30 days from the date of return of the Subject of the Lease.

5.	The deposit is forfeited in its entirety, unless the Lessee unjustifiably takes over the Subject of the Lease within the period specified in § 3 point 5, and the Lessor shall comply with its obligations under the provisions of this Agreement and in the event that the termination of this Agreement was caused by the fault of the Lessee within thirty-six months from the commencement of the lease period.

6.	The deposit shall be paid by the Lessee to the Lessor’s account on the day following the date of signing this Agreement.

§ 8

1.	The Lessee must obtain the Lessor’s consent to introduce any changes to the Subject of the Lease, including its adaptation or changes to the equipment.

2.	The costs of obtaining the required allowances for adaptation or changes in the equipment of the Subject of the Lease by other entities and the costs of changes and adaptations shall be borne by the Lessee.

§ 9

1.	The Lessor, at its own expense, shall place the Lessee’s signage required by law, while the form, size and place remain at the Lessor’s discretion. Information signage will be placed on the gatehouse building and on both sides of the Subject of the Lease. The placement of other information signage of the Lessee requires the conclusion of a separate annex, specifying in particular the placement of these signs and additional remuneration of the Lessor in this respect.

2.	The design and use of specific materials for the execution of information and advertising signs, and in particular the method of their assembly, require the written consent of the Lessor each time. The Lessor shall not unreasonably refuse to grant such consent.

3.	All costs related to the execution of information signs, advertisements, etc., and in particular the costs of their assembly, maintenance, disassembly and restoration of the place to the previous state shall be borne by the Lessee.

4.	The Lessee is obliged to maintain the installed advertisements and information signs in the appropriate condition, in particular, it is obliged to clean them regularly and replace damaged components. In the event of failure to perform the above obligation, within 10 days from the written, additional request of the Lessee, the Lessor is entitled to perform these activities at the expense and risk of the Lessee.

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[stamp:] SKKW Sp. z o.o.

ul. Miałki Szlak 52, 80-717 Gdańsk

REGON [Business Statistical Number]220403407 NIP [Tax Identification No.] 583-299-78-45

tel. 058 305 37 16

§ 10

1.	All areas within the Complex intended for common use as common areas, such as:

▪	parking places,

▪	access roads,

▪	sidewalks,

▪	green areas,

▪	landings, staircases and corridors that are not the Subject of the Lease,

▪	toilets and bathrooms are not the Subject of the Lease, hereinafter referred to as “Common Areas”.

2.	In connection with the use of the Subject of the Lease, the Lessee has the right to use the Common Areas freely, in accordance with their original purpose.

3.	The Lessee may not hinder their use by other persons or violate their rights and is obliged to comply with the following rules:

3.1.	it is not allowed to leave or store any items on the Common Areas, regardless of their nature and storage time;

3.2.	it is forbidden to store garbage and waste on the Common Areas, and the Lessee is obliged to place them in containers specially designed for this purpose;

3.3.	Common Areas may not be used to perform work, regardless of its nature and duration;

3.4.	Incoming and outgoing employees, visitors, suppliers, employees technical or other persons, in any way related to the Lessee, may not perform any activities that could affect other lessees’ ability to use their subject of lease peacefully, including the Common Areas;

3.5.	The Lessee is obliged to report to the Lessor any deficiencies or damage to the Common Areas or devices installed on these areas;

3.6.	The Lessee shall ensure compliance with the above rules by its employees, personnel, suppliers, workers and other persons associated with the Lessee and the access to the Common Areas.

4.	The Lessor has the right to remove any items stored or left on the Common Areas at the expense and risk of the Lessee, after prior written notification to the Lessee about the date of the activity, seven days in advance.

5.	The Lessor – in the scope of order – has the right to issue other provisions, about which the Lessee will be informed in writing.

§ 11

1.	The Lessee is obliged to determine the hours during which it will operate on the premises of the Complex and inform the Lessor about it.

2.	The Lessor and persons authorized by it have the right to enter the Subject of the Lease at a given time, in the presence of the Lessee. The above does not apply to emergency situations.

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3.	The Lessee shall allow the technical staff of the Lessor to access the equipment and installations located in the Subject of the Lease, and shall also ensure the implementation of their recommendations.

4.	The Lessor reserves the right to close the Complex for a period of time, in emergency situations. In such cases, interruptions in the operation of the Subject of the Lease shall not invalidate the payment of rent and other fees, provided that the interruptions shall not be longer than three business days.

5.	The Lessor, exercising the rights specified in this paragraph, will be aware of the Lessor’s legitimate interest so as to cause as little disturbance as possible in its operations.

§ 12

1.	Obligations of the Lessor during the lease period:

1.1.	The Lessor shall ensure – in accordance with Polish regulations – delivery to the Subject of the Lease of such media as: water and sewage disposal, electricity and heat. The Lessor shall not be liable for the suspension of the supply of energy and water by the suppliers, or for failures of the transmission networks of these carriers, unless the failure to deliver was caused by the fault of the Lessor.

1.2.	The Lessor shall ensure the satisfactory condition and functioning of the equipment and devices supporting the work of the media in the Complex, including maintenance and repair of ventilation, heat supply, water supply, drainage of leaks, wiring of the electrical network, fire protection system and external monitoring system, subject to the installations described in § 5 point 9.

1.3.	The Lessor is obliged to immediately take action to remove failures that would prevent the use of the Subject of the Lease by the Lessee, such as roof failure, failure of power, water, sewage and heating connections.

1.4.	The Lessor is obliged to inform the Lessee of the date of commencement of works related to the situations specified in point 1.3. and point 2.6. of this paragraph.

1.5.	The Lessor is obliged to insure the Complex against random events.

1.6.	The Lessor shall conclude contracts for the protection and external monitoring of the Property, excluding the individual protection of the Subject of the Lease.

2.	Obligations of the Lessee during the lease period:

2.1.	The Lessee is obliged to use the Subject of the Lease and the devices located therein, and also from the Common Areas, in accordance with their purpose and with due diligence, required in business transactions.

2.2.	The Lessee is obliged to comply with the provisions of this Agreement, applicable on the premises of the Complex and the Property, with the ordinances and regulations, applicable administrative, construction, sanitary, fire protection, health and safety regulations and related to environmental protection, and on this account it is liable for non-compliance.

2.3.	The Lessee shall maintain the Subject of the Lease and the devices located therein in a very good technical, sanitary and operational condition, making all charges that do not encumber the Lessor with the provisions of this Agreement, including those specified in Art. 681 of the Civil Code.

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2.4.	The Lessee is obliged to perform works related to the repairs, inspections, maintenance and ongoing repairs of the Subject of the Lease and the devices located therein as often as is necessary and within the shortest period of time that can be expected in a particular case. The Lessor has the right to control the performed maintenance and issue additional recommendations. The Lessee is obliged to present documents from the tests and maintenance carried out for each request of the Lessor.

2.5.	The Lessee is liable to the Lessor for damage and destruction caused in the Complex and on the premises of the Property in connection with the behavior of the Lessee. This also applies to any damage caused by the Lessee, its employees, suppliers, customers, contractors, and also other persons staying in the Complex and on the premises of the Property with the consent of the Lessee or in connection with its operations.

2.6.	The Lessee shall, without undue delay, but not later than within 14 days from the discovery of the damage, perform the work and repair any damage for which it, its employees, customers and other persons for whom it is responsible are responsible.. In the event that the Lessee fails to fulfill this obligation, the Lessor is entitled to commission the execution of the necessary works at the expense of the Lessee.

2.7.	The Lessee is obliged to immediately inform the Lessor about all types of failures and necessary repairs that are required by the Lessor. In such cases, the Lessee shall be obliged to make the Subject of the Lease available and remove the equipment and accessories that make such access difficult.

2.8.	The Lessee is obliged to notify the Lessor of any other circumstances related to the Subject of the Lease that may be relevant to the rights and obligations of the Parties to this Agreement, their liability, performance of the provisions of this Agreement or threatening the Subject of the Lease or Common Areas in any way, in order to enable the Lessor to take actions preventing possible damage.

2.9.	The Lessee is obliged to obtain the consent of the Lessor for the introduction or installation of devices that may affect the operation of devices or installation of the Complex during the period of conducting business activity by the Lessee.

2.10.	The Lessee is obliged to conclude and maintain throughout the rental period a contract of insurance of its property, items and goods against the risk of loss or damage (including theft and random events) and a third party liability insurance contract, with the extension to include damage to property, from which the Lessee uses on the basis of this Lease Agreement. The sum insured must be adequate for any claims for damages.

2.11.	The Lessee is obliged to maintain the Subject of the Lease, during the heating period, at a temperature of not less than +8°C within the next 24 hours.

2.12.	The Lessee is obliged to conclude a contract for the removal of dirt and cover the related costs. In the scope of waste management, the Lessee is obliged – in accordance with the applicable law – to dispose of substances harmful to the environment, created as a result of the business activity carried out in the Subject of the Lease.

2.13.	Vehicles parked on the premises of the Property should be in a good technical condition, guaranteeing the safety of other users of the parking lot and parked vehicles; they cannot also cause damage to the surface of the parking lots, air pollution and the parking surface.

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2.14.	The Lessee shall not, without the written consent of the Lessor:

-	make the Subject of the Lease or its part available to third parties, on the basis of any legal title, whether for a fee or free of charge;

-	dispute in any way the rights arising from this Agreement;

-	change the type of activity specified in this Agreement performed in the Subject of the Lease.

§ 13

1.	The Lessor shall conclude an Agreement on the protection of the Property, however it does not guarantee the protection of the Lessee’s property inside the Subject of the Lease.

2.	The Lessor shall not be liable for the Lessee’s property in the event of flooding, fire, theft, tort committed by a third party against the Lessee and other events, unless such events are caused by the Lessor.

3.	The Lessor shall not be liable for damages to the Lessee in the event of interruptions in the supply of media or other failures, unless this was for reasons attributable to the Lessor. The Lessor shall exercise due diligence in order to cause the removal of the occurring failures.

4.	Garages and car parks on the premises of the Property are not guarded car parks and do not apply to them or to any other surfaces, storage provisions. The Lessor shall not be liable for damage that arises on the property of the Tenant, its employees, suppliers, customers, etc., unless the Lessor can be attributed to fault or negligence.

§ 14

1.	The Lessor has the right to terminate this Agreement without notice, immediately in the event that:

1.1.	the Lessee shall be in arrears with the payment of rent or any fees under this Agreement for at least 21 days and if the Lessee fails to meet the final, additional, ten-day payment date set by the Lessor; the Lessor’s use of the cash deposit referred to in this Agreement, as a result of which the total or current payment of the outstanding amounts will be made, will not violate the Lessor’s right to terminate the Agreement in the manner specified above, as it will not affect the course of the above-mentioned dates;

1.2.	the Lessee, despite the Lessor’s request, will use the Subject of the Lease or Common Areas in a manner contrary to this Agreement or their purpose;

1.3.	the Lessee shall not meet or supplement, at the Lessor’s request, the monetary deposit, in accordance with the provisions of this Agreement;

1.4.	the Lessee, in a gross manner, violates other provisions of this Agreement;

1.5.	any statement or assurance of the Lessee contained in this Agreement is incorrect, untrue or misleading.

2.	In the event of the circumstances specified in point 1 of this paragraph, the Lessee is obliged to release the Subject of the Lease within 14 days from the date of the Lessor’s written notice of termination of the Agreement on the side of the Lessor. The obligation to pay rent and other fees will be charged to the Lessee for the entire period of occupying the Subject of the Lease, which does not exclude further claims of the Lessor.

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[stamp:] SKKW Sp. z o.o.

ul. Miałki Szlak 52, 80-717 Gdańsk

REGON [Business Statistical Number]220403407 NIP [Tax Identification No.] 583-299-78-45

tel. 058 305 37 16

3.	The Lessee is entitled to terminate this Agreement with a 30-day notice period in the event that the Subject of the Lease has defects, for which the Lessor is responsible, and these defects obstruct or significantly hinder the use of the Subject of the Lease in the manner provided for in this Agreement, and such in the event that there are defects that threaten the health of persons staying in the Subject of the Lease, and the Lessor did not remove them within an appropriate period, but not shorter than 30 days from the notice delivered to the Lessor by the Lessee, or when their removal turned out to be impossible for reasons attributable to the Lessor.

4.	The declarations of the Party to this Agreement on its dissolution on the basis of the circumstances specified in this paragraph should be prepared in the form of a registered letter or courier shipment, with confirmation of acknowledgment of receipt.

5.	In the event of culpable non-performance or improper performance by the Lessee of non- monetary obligations under this Agreement, the Lessor shall be entitled to claim the contractual penalty in the amount equal to one month’s rent. The claim of a contractual penalty does not exclude the Lessor’s right to claim compensation exceeding the amount of the penalty on general terms.

§ 15

1.	After expiration of the Agreement for any reason (as a result of termination, notice, invalidity, etc.), the Lessee is obliged to return the Subject of the Lease to the authorized representative of the Lessor on the basis of the delivery and acceptance report signed by both Parties If the Lessee fails to comply with this obligation within ten days of the expiration of the Agreement, the Lessor may counter the Subject of the Lease without the Lessee’s participation, at its own expense and risk.

2.	In the event of an obligation to return the Subject of the Lease, regardless of its reason, the Lessee is obliged to return it cleaned, refreshed, in a non-deteriorated condition, and the Lessee shall not be liable for normal wear and tear of the Subject of the Lease as a result of its proper use. The return of the Subject of lease in a condition worse than resulting from normal wear and tear entitles the Lessor to restore it to its original condition (taking into account normal wear and tear) at the expense of the Lessee. The handover and acceptance protocol will reflect the condition in which the Subject of the Lease was returned to the Lessor by the Lessee.

3.	The Lessee shall, at its own expense, remove from the Property the objects that are Subject of the Lease before the termination of this Agreement. Objects belonging to the Lessee, which have not been removed by the Lessee, may be removed by the Lessor at the expense of the Lessee.

4.	The Lessee is not entitled to receive compensation for the costs, changes or improvements left in the Subject of the Lease.

5.	In the event of the Lessee’s failure to meet the deadline for returning the Subject of the Lease to the Lessor, the Lessee shall pay the Lessor a contractual penalty in the amount of 1/10 of the rent for the day from the expiration of this Agreement, for the period counted from the date of its expiry until the date of actual transfer of the Subject of the Lease to the Lessor. The above right is without prejudice to the Lessor’s right to remove the Lessee from the Subject of the Lease, after the termination of this Agreement. In addition, the Lessee is obliged to pay all other fees related to the operation of the Subject of the Lease, for the above-mentioned period.

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6.	The payments, detailed in point 5 of this paragraph, shall be paid at the written request of the Lessor or on the basis of a VAT invoice according to the circumstances, starting from the first month after the expiration of the Agreement, to the account or to the Lessor’s cash register, in accordance with the rules and procedures set out in this Agreement.

§ 16

1.	In matters not regulated herein, the provisions of the Civil Code shall apply.

2.	Subject to the other provisions of this Agreement, any changes in its content shall require a written form under pain of negligence.

3.	Any disputes arising from the application of this Agreement shall be settled amicably by the Parties. In the event of disagreement between the Parties, the matter will be settled by the competent court in Gdansk.

4.	The appendices to this Agreement constitute its integral part.

5.	Changing the address and other data of either Party to this Agreement requires a written notification to the other Party. The change of data shall enter into force with respect to the other Party upon receipt of such notification.

6.	This Agreement has been drawn up in the Polish version, in two identical copies, one for each of the Parties.

Lessor:	Lessee:

[illegible signature]/ Member of the Management Board/ Krzystof Słodkowski

Member of the Management Board/ [illegible signature]/ Krzysztof Wilski

[stamp:] SKKW Sp. z o.o.

ul. Miałki Szlak 52, 80-717 Gdańsk

REGON [Business Statistical Number]220403407 NIP [Tax Identification No.] 583-299-78-45

tel. 058 305 37 16

MEMBER OF THE MANAGEMENT BOARD/ [illegible signature]/ Maciej Sosnierz

[stamp:] Achilles Polska Sp. z o.o.
83-020 Cedry Wielki, ul. M. P&lstrok;azynskiego 6
NIP [Tax ID No.]: 5832715203, REGON [Business
Statistical No.]: 192499708
tel. 58 683 60 30, 58 683 60 50 fax 58 683 60 33